EXHIBIT 10(e)16

BASE SALARIES OF NAMED EXECUTIVE OFFICERS

MISSISSIPPI POWER COMPANY

Effective as of March 1, 2007, the following are the annual base salaries of the Chief Executive Officer, Chief Financial Officer and certain other executive officers of Mississippi Power Company (the “Company”).

Anthony J. Topazi President and Chief Executive Officer	$366,675
Frances V. Turnage Vice President, Treasurer and Chief Financial Officer	$212,747
Donald R. Horsley Vice President	$242,684
Kimberly D. Flowers Vice President	$207,440
John W. Atherton Vice President	$175,945

Bobby Kerley, Vice President of Alabama Power Company, served as Vice President of the Company until March 31, 2006. Mr. Kerley’s annual base salary for the year ended December 31, 2005 was $226,961.